Exhibit 99.1

Apricus Biosciences Provides Corporate Update,
Fourth Quarter and Full Year 2017 Financial Results

Company Expects to Submit Vitaros End of Review Meeting Request This Month

Vitaros End-of-Review Meeting Expected to Occur in April 2018

Company Expects Cash Runway Through 2018

Conference Call / Webcast Today, March 1, 2018 at 4:30 p.m. ET

SAN DIEGO, CA, March 1, 2018 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the fourth quarter of 2017 and provided a corporate update on its near-term priorities.
“Since the end of the third quarter of 2017, we have been focused on supporting the Vitaros NDA resubmission and strengthening our balance sheet. While we were successful achieving the latter, we were extremely disappointed with the FDA’s recent decision regarding the approval of Vitaros. As such, we will submit a request to the FDA for an end-of-review meeting in the coming weeks with a meeting expected to be scheduled in April per FDA guidelines. Our objective for this meeting is to determine the specific requirements needed to address the deficiencies noted in the Complete Response,” stated Richard W. Pascoe, Chief Executive Officer. “In parallel, we will focus our efforts on identifying and evaluating opportunities or business combinations to maximize shareholder value, as we look reduce our expenses and extend our cash runway.”

Fourth Quarter and Full Year Financial Results

Net loss during the quarter ended December 31, 2017 was $2.4 million, or loss per share of $0.16, compared to a net loss of $0.3 million, or loss per share of $0.04, during the fourth quarter of 2016. Net income during the year ended December 31, 2017 was $0.3 million, or income per share of $0.02, compared to a net loss of $7.4 million, or loss per share of $1.15, during the year ended December 31, 2016.

Net income during the year ended December 31, 2017 was primarily due to the $12.3 million gain recorded upon the sale of our ex-U.S. Vitaros rights and assets to Ferring, offset by the $1.5 million regulatory milestone payment made to Allergan upon the FDA’s acknowledgment of our Vitaros NDA resubmission, Vitaros commercial preparation activities, as well as other general and administrative expenses.

For all periods presented, financial statement activity related to our ex-U.S. Vitaros business has been presented as discontinued operations. As of December 31, 2017, the Company’s cash totaled $6.3 million, compared to $2.1 million as of December 31, 2016. As of February 26, 2018, the Company’s cash totaled $6.3 million, which is expected to fund operations through the end of 2018.

Conference Call Details

Apricus will host a live conference call and webcast today at 4:30 p.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 3687726. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company’s website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 30 days following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has two product candidates: Vitaros, a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan); and RayVa, a product which has completed a Phase 2a clinical trial for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which Apricus owns worldwide rights.
For further information on Apricus, visit http://www.apricusbio.com.
Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan. Vitaros® is a registered trademark of Ferring International Center S.A. in certain countries outside of the United States. RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: the timing of Apricus’ request for, and the occurrence of, an end-of-review meeting with the FDA regarding the complete response for Vitaros; Apricus’ efforts and plans on identifying opportunities or business combinations; and that Apricus’ current cash will be sufficient to fund operations through December 2018. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the failure to meet with the FDA to discuss the complete response in a timely manner and the failure to gain further clarity on a path forward for Vitaros; Apricus’ ability to successfully identify and consummate transactions to enhance shareholder value; the FDA could require additional clinical and pre-clinical data; Apricus’ ability to address any conditions for approvability raised by the FDA in the complete response or during the planned end-of-review meeting; Apricus' ability to carry out further clinical studies for Vitaros, if required, as well as the timing and success of the results of such studies; the failure to remain in compliance with Nasdaq continued listing requirements which could result in Apricus’ common stock being delisted from the exchange; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to secure a strategic partner for RayVa; and Apricus may expend cash resources more quickly than it anticipates. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2017	2016
Operating expense
Research and development	$(3,463)	$(5,880)
General and administrative	(7,210)	(7,778)
Total other income (expense)	(1,074)	6,013
Loss from continuing operations	(11,747)	(7,645)
Income from discontinued operations	12,070	226
Net income (loss)	$323	$(7,419)

Basic and diluted earnings (loss) per share
Continuing operations	$(0.99)	$(1.18)
Discontinued operations	$1.01	$0.03
Total earnings (loss) per share	$0.02	$(1.15)

Weighted average common shares outstanding for basic and diluted earnings (loss) per share	11,892	6,517

Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2017	December 31, 2016
Assets
Cash	$6,331	$2,087
Other current assets	261	177
Property and equipment, net	79	164
Other long term assets	35	60
Assets of discontinued operations	—	2,212
Total assets	$6,706	$4,700

Liabilities and stockholders’ equity (deficit)
Current liabilities	$1,583	$2,710
Current liabilities of discontinued operations	—	1,934
Notes payable, net	—	6,650
Warrant liabilities	694	846
Other long term liabilities	58	76
Stockholders’ equity (deficit)	4,371	(7,516)
Total liabilities and stockholders’ equity (deficit)	$6,706	$4,700